Exhibit 99.1

Slinger Bag Continues Global Expansion with UK and Ireland Distribution Agreement

Company Signs 5 Year Agreement with Leading Tennis Distributor Frameworks Sports

Baltimore, MD - May 21, 2020 - Slinger Bag Inc. (OTC: SLBG) Slinger Bag, the sports brand focused on innovating game improvement equipment for all ball sports, with an initial focus on the global tennis market, has announced an agreement with Framework Sports and Marketing Ltd (“Framework”) to distribute the Company’s Slinger Bag tennis ball launcher in the United Kingdom (“UK”) and Ireland. The agreement calls for an initial 5-year term and commences on May 21, 2020. Framework is a leading sports equipment distributor in the UK with more than 28 years of experience in the supply of racquet sport accessories.

Framework will focus on building the Slinger brand across the UK and Ireland driven by sales of the company’s revolutionary Slinger Bag product, recently hailed by Wired Magazine as “The most ingenious bit of tennis kit to have been invented since the racquet”. This portable ball launcher, endorsed by doubles legends the Bryan Brothers, has been designed for tennis players of all abilities, offering a 24/7 training partner that ensures you will never have to miss a day of practice again. It is the ideal on-court tool regardless of practice setting, ability, or the availability of a playing partner and is the most affordable product of its kind. In a period when training in self-isolation is essential, Slinger provides the solution.

Mark Jarvis owner of Framework Sports & Marketing Ltd says: “Based on the extraordinary reaction from tennis players and coaches around the world, and having the opportunity to test the product ourselves, we believe passionately that Slinger Bag will create a successful new product category in the tennis market which will be attractive to all players of all ages and abilities, coaches at all levels, as well as all clubs and tennis academies. The product is unique in the tennis industry and with its high quality specification, combined with its affordable consumer price, we are confident that the Slinger Bag tennis ball launcher can change the game for the better and that we will see quick adoption of Slinger by the UK and Ireland tennis communities.”

Slinger Bag Inc. CEO Mike Ballardie says: “We’re delighted to be working in association with Framework Sports and Marketing Ltd. With over 28 years’ experience in the market and a comprehensive trade contact network they are the ideal distribution partner for our ambitious growth plans in the UK and Ireland across the core tennis business channels.”

Slinger Bag isn’t just an incredible ball launcher, it is also a multi-functional tennis bag with storage to transport 72 tennis balls, racquet, wallet, keys, towel and water bottle. With the help of the integrated USB charger users can also charge their mobile phone and share their performance with others. At full charge, the bag has a battery life of up-to five hours, providing plenty of time to replicate a favourite five-set epic.

Weighing in at just 15kg (empty), Slinger Bag is lightweight and portable. It can be carried, rolled and easily stored in a car boot. On court, Slinger Bag can be set up to start launching balls within one minute. With the inclusion of the Telescopic Ball Tube, collection of tennis balls becomes more simplified and efficient, meaning more playing time and less time retrieving.

Slinger Bag will have a retail price starting from £600 in the UK and €700 in Ireland, and up to 50% below the cost of traditional tennis ball machines and is currently available for order at https://slingerbaguk.frameworksports.com/.

More information about Slinger Bag can be found at www.slingerbag.com

ENDS

For further information contact The Slinger Bag Press Office on +44(0)2079407170

Joe Murgatroyd joe@brandnation.co.uk +44(0)207 940 7294 or email Press@slingerbag.com

About Slinger Bag®

Slinger® is a new sports brand focused on delivering innovative, game improvement technologies and equipment across all Ball Sport categories. With the vision to become a next-generation sports consumer products company, Slinger® enhances the skill and enjoyment levels of players of all ages and abilities.

Slinger® is initially focused on building its brand within the global Tennis market, through its Slinger® Tennis Ball Launcher and Accessories. Slinger® is primed to continue to disrupt what are traditional global markets with its patented, highly transportable and affordable Slinger® Launcher.

About Framework Sports

Founded in 1991, Framework Sports has more than 28 years’ experience in UK Sporting Goods distribution, and provides industry-best service and expertise in the supply of racquet sport accessories.

The company offers more than 2,000 products across the tennis, squash and badminton categories from its head office and warehouse facility in Hampshire, with an emphasis on fast, efficient and friendly service.

Framework Sports’ expert & passionate team is always on hand to help sporting goods retailers, home-stringers, coaches and consumers alike to ensure that they receive the best advice, the best prices and the best service at all times.

Slinger Bag Disclaimer:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a high degree of risk and uncertainty, are predictions only and actual events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include the uncertainty regarding viability and market acceptance of the Company’s products and services, the ability to complete development plans in a timely manner, changes in relationships with third parties, product mix sold by the Company and other factors described in the Company’s most recent periodic filings with the Securities and Exchange Commission, including its 2019 Annual Report on Form 10-K and quarterly reports on Form 10-Q.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and Private Securities Litigation Reform Act, as amended, including those relating to the Company’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statement that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

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